Exhibit 13(a)(4)
Change in Independent Registered Public Accounting Firm
Effective March 6, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm for the Matisse Discounted Bond CEF Strategy and Matisse Discounted Closed-End Fund Strategy (the “Funds”).  The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.
The report of BBD on the financial statements of the Funds as of and for the fiscal years ended March 31, 2021 and March 31, 2022 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended March 31, 2021, March 31, 2022, and the subsequent interim period through March 6, 2023: (i) there were no disagreements between the Registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused them to make reference to the subject matter of the disagreements in its reports on the  financial statements of the Funds for such years or periods; and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
The Registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of the letter from BBD is attached hereto as Exhibit 13(a)(4).
On March 9, 2023, the Audit Committee recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the fiscal year ending March 31, 2023.

June 9, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Matisse Discounted Bond CEF Strategy and Matisse Discounted Closed-End Fund Strategy

Commission File Number 811-22298

Dear Sir or Madam:

We have read Exhibit 99 13(a)(4) of Form N-CSR of Starboard Investment Trust, dated June 9, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

s/BBD, LLP